MADSEN & ASSOCIATES, CPA's INC.
Certified Public Accountants and Business Consultants

684 East Vine St #3
Salt Lake City, Utah 84106
Telephone 801 268-2632
Fax 801 262-3978

United States Securities and Exchange Commission
Division of Corporate Finance
450 Fifth Street NW
Washington DC 20549

Date August 31, 2005

Dear Sirs

Re: Dismissal as Auditor of Sonic Media Corp

We have reviewed Item 4 of the Company's report on From 8-K regarding our dismissal as auditor and are in agreement with the disclosures contained therein.

Yours truly

Madsen & Associates CPA's Inc.

s/Madsen & Associates CPA's Inc.